NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 17, 2024—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2024.

Total revenue for the first quarter of fiscal 2025 decreased 23% to $6.78 million from $8.83 million for the prior-year quarter. The decrease was due to a 24% decrease in product sales partially offset by a 28% increase in contract research and development revenue. Net income for the first quarter of fiscal 2025 decreased 7% to $4.10 million, or $0.85 per diluted share, compared to $4.40 million, or $0.91 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 30, 2024, to shareholders of record as of July 29, 2024.

“We are pleased to report solid earnings for the quarter despite a challenging industry environment,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to future dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED JUNE 30, 2024 AND 2023 (Unaudited)
	Quarter Ended June 30,
	2024	2023
Revenue
Product sales	$6,615,859	$8,700,092
Contract research and development	167,385	131,322
Total revenue	6,783,244	8,831,414
Cost of sales	975,494	2,079,623
Gross profit	5,807,750	6,751,791
Expenses
Research and development	878,528	695,992
Selling, general, and administrative	540,404	475,115
Credit loss expense	-	212,440
Total expenses	1,418,932	1,383,547
Income from operations	4,388,818	5,368,244
Interest income	493,959	436,526
Income before taxes	4,882,777	5,804,770
Provision for income taxes	785,190	1,401,040
Net income	$4,097,587	$4,403,730
Net income per share – basic	$0.85	$0.91
Net income per share – diluted	$0.85	$0.91
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,676	4,832,166
Diluted	4,838,995	4,840,571

NVE CORPORATION BALANCE SHEETS JUNE 30 AND MARCH 31, 2024

	(Unaudited) June 30, 2024	March 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$6,005,492	$10,283,550
Marketable securities, short-term (amortized cost of $16,022,057 as of June 30, 2024, and $12,283,630 as of March 31, 2024)	15,670,927	11,917,779
Accounts receivable, net of allowance for credit losses of $15,000	2,100,018	3,144,833
Inventories	7,164,632	7,158,585
Prepaid expenses and other assets	515,383	689,349
Total current assets	31,456,452	33,194,096
Fixed assets
Machinery and equipment	11,417,730	10,501,096
Leasehold improvements	1,956,309	1,956,309
	13,374,039	12,457,405
Less accumulated depreciation and amortization	11,478,977	11,403,383
Net fixed assets	1,895,062	1,054,022
Deferred tax assets	1,593,506	1,453,704
Marketable securities, long-term (amortized cost of $32,112,822 as of June 30, 2024, and $31,417,890 as of March 31, 2024)	31,505,264	30,788,301
Right-of-use asset – operating lease	255,000	289,910
Total assets	$66,705,284	$66,780,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$174,243	$127,154
Accrued payroll and other	1,338,811	729,215
Operating lease	180,262	179,372
Total current liabilities	1,693,316	1,035,741
Operating lease	132,388	175,775
Total liabilities	1,825,704	1,211,516

Shareholders’ equity
Common stock	48,337	48,337
Additional paid-in capital	19,573,254	19,554,812
Accumulated other comprehensive loss	(748,927)	(777,637)
Retained earnings	46,006,916	46,743,005
Total shareholders’ equity	64,879,580	65,568,517
Total liabilities and shareholders’ equity	$66,705,284	$66,780,033